UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

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GLOBALSTAR, INC.
(Name of Registrant As Specified in Charter)

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PRELIMINARY COPY
SUBJECT TO COMPLETION DATED SEPTEMBER 19, 2017

Globalstar, Inc.
300 Holiday Square Blvd.
Covington, LA 70433

INFORMATION STATEMENT
PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14c-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

We are sending you this Information Statement to inform you of the adoption of resolutions by our a Special Committee of independent directors of the Board of Directors and by written consent of James Monroe III, our principal stockholder, who with his affiliates collectively held 529,358,067 shares of our voting common stock (“Common Stock”), representing the right to vote approximately 53% of the total issued and outstanding shares at the time of the consent. The resolutions approved the issuance of 17,837,838 shares of Common Stock to Thermo Funding II LLC for a $33 million purchase price, in accordance with the terms of a Common Stock Purchase Agreement. Stockholder approval was required pursuant to the rules of the NYSE American Stock Exchange.

The Board of Directors is not soliciting your proxy in connection with the adoption of these resolutions and is not requesting proxies from stockholders.

This Information Statement constitutes notice to stockholders of record on June 26, 2017 of action taken without a meeting as required by Section 228(e) of the Delaware General Corporation Law (“DGCL”).We will not undertake any additional action with respect to the receipt of written consents. The DGCL does not provide any appraisal rights to our stockholders as a result of the adoption of these resolutions.

We will pay all expenses in connection with the distribution of this Information Statement, which we expect to be less than $15,000. We expect to mail this Information Statement on or about _______, 2017.

Our principal executive offices are located at 300 Holiday Square Blvd., Covington, LA 70433. Our telephone number is (985) 335-1500.

ACTIONS TAKEN BY WRITTEN CONSENT

Background

On June 30, 2017, Globalstar, Inc. (“Globalstar,” “we” or “us”), Thermo Funding Company LLC (“Thermo”), the lenders and their agent entered into a Third Global Amendment and Restatement Agreement (the “2017 GARA”). Pursuant to the 2017 GARA:

•
Our senior secured credit agreement (the “Facility Agreement”) was amended and restated as described below and in the form attached to the 2017 GARA. The amendments to the Facility Agreement: defer certain financial covenants until the measurement period ending December 31, 2018; extend to the measurement period ending December 31, 2019 the date through which Equity Cure Contributions can be made; eliminate the requirement for us to redeem in full our 8% Notes; defer mandatory prepayments from qualifying equity raises until January 1, 2020; and revise the definition of the DSRA Required Balance after October 30, 2017 to mean an amount equal to the Debt Service due and payable on the next Repayment Date.

•
We agreed to raise at least $159 million in equity (the “2017 Equity Raise”), which includes the $12 million previously raised from Terrapin Opportunity Fund LP in January 2017, in two stages. By June 30, 2017, we were required to raise an amount to allow us to pay outstanding restructuring fees, additional insurance premiums to BPIFAE (formerly COFACE) and debt service due under the Facility Agreement on June 30, 2017 (the “Stage I Equity Raise”). The 2017 GARA required Thermo to fund or backstop the Stage I Equity Raise, which equaled approximately $33 million. This amount was raised pursuant to the Common Stock Purchase Agreement described below. The remainder (the “Stage II Equity Raise”) must be completed by October 30, 2017. We are required to deposit 80% of any equity proceeds raised through December 31, 2019 (including the 2017 Equity Raise) into a restricted account that may only be used to pay obligations under the Facility Agreement.

•
We agreed not to incur capital expenditures in connection with our spectrum rights in excess of the lesser of (A) $20 million and (B) 20% of the proceeds of the aggregate of any equity we raise from January 1, 2017 through December 31, 2019.

•
We paid an amendment fee to the agent and lenders in the aggregate amount of $255,000 and accelerated payment of the restructuring fee and insurance premium of approximately $21 million that was previously due on December 31, 2017.

The Common Stock Purchase Agreement

On June 30, 2017, the Company and Thermo Funding II LLC entered into a Common Stock Purchase Agreement pursuant to which Thermo Funding II purchased 17,837,838 of the Company’s voting common stock for $33.0 million ($1.85 per share), which represents a 10% discount to the closing price of the Company’s voting common stock on June 29, 2017.

The terms of the Common Stock Purchase Agreement were approved by a special committee of independent directors of the Board of Directors, who were represented by independent legal counsel.

Interests of Certain Directors and Officers in the Transactions

James Monroe III, our Chairman and Chief Executive Officer, and majority stockholder, controls Thermo and its affiliates.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows (i) the number of shares of Common Stock beneficially owned as of June 30, 2017 by each director and nominee for director, by each current executive officer named in the Summary Compensation Table, and by all directors, nominees and executive officers as a group and (ii) all the persons who were known to be beneficial owners of five percent or more of our Common Stock, our only voting securities, on June 30, 2017 based upon 1,025,388,954 shares of Common Stock outstanding as of that date. Holders of our Common Stock are entitled to one vote per share.

	Amount and Nature of
	Beneficial Ownership
	Common Stock
		Percent
Name of Beneficial Owner(1)	Shares	of Class
James Monroe III (2) FL Investment Holdings, LLC Thermo Funding II LLC Globalstar Satellite, L.P.	681,404,561	59.68%
Mudrick Capital Management, L.P. (3) Jason Mudrick	53,397,869	5.30%
James F. Lynch (4) Thermo Investments II LLC	13,068,783	1.30%
J. Patrick McIntyre (5)	965,630	*
William A. Hasler (6)	777,647	*
Richard S. Roberts (7)	718,447	*
John M. R. Kneuer (8)	696,481	*
Kenneth M. Young (9)	113,889	*
L. Barbee Ponder (10)	582,438	*
Rebecca S. Clary (11)	493,265	*
All directors and current executive officers as a group (9 persons) (1)(2)(4)(5)(6)(7)(8)(9)(10)(11)(12)	698,821,141	60.99%

*Less than 1% of outstanding shares.

1.
“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. Stock is “beneficially owned” if a person has or shares the power (a) to vote it or direct its vote or (b) to sell it or direct its sale, even if the person has no financial interest in the stock. Also, stock that a person has the right to acquire, such as through the exercise of options or warrants or the conversion of notes, within 60 days is considered to be “beneficially owned.” These shares are deemed to be outstanding and beneficially owned by the person holding the derivative security for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person has full voting and investment power over the stock listed.

2.
The address of Mr. Monroe, FL Investment Holdings, LLC, Thermo Funding II LLC and Globalstar Satellite, L.P. is 1735 Nineteenth Street, Denver, CO 80202.  This number includes 38,640,750 shares held by FL Investment Holdings, LLC, 507,936,597 shares held by Thermo Funding II LLC, and 618,558 shares held by Globalstar Satellite, L.P. Under SEC rules, as noted in footnote 1, Mr. Monroe also beneficially owns 200,000 shares issuable pursuant to vested options; and 134,008,656 shares issuable to Thermo Funding II LLC upon conversion of our nonvoting common stock held by it.  The terms of the nonvoting common stock and the warrants prohibit conversions and exercises if the resulting ownership for Thermo entities and affiliates would represent 70% or more of our outstanding voting stock.  Mr. Monroe controls, either directly or indirectly, each of Globalstar Satellite, L.P., FL Investment Holdings, LLC and Thermo Funding II LLC and, therefore, is deemed the beneficial owner of the common stock held by these entities.

3
Based on information provided by Mudrick Cap in Schedule 13G filed February 1, 2017. The address of Mudrick Capital Management, L.P. and Jason Mudrick is 527 Madison Avenue, 6th Floor, New York, NY 10022. Mudrick Capital Management and Mr. Mudrick reported shared voting and dispositive power over 53,397,869 shares.

4	Includes 667,647 shares of common stock that he may acquire upon the exercise of currently exercisable stock options and 12,371,136 shares held by Thermo Investments II LLC.
5	Includes 867,647 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.
6	Includes 767,647 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.
7	Includes 667,647 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.
8	Includes 615,981 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.
9	Includes 113,889 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.
10	Includes 116,667 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.
11	Includes 221,667 shares of common stock that she may acquire upon the exercise of currently exercisable stock options.
12
Includes 4,238,792 shares of common stock that may be acquired upon the exercise of currently exercisable stock options. Excludes options to purchase shares of common stock that become exercisable more than 60 days after June 30, 2017.

COMPENSATION OF DIRECTORS

During 2016, all of our directors, excluding Mr. Monroe and Mr. Young, received equity compensation in the form of 100,000 options to purchase shares of common stock. These options are designed to provide compensation over approximately a two-year period. During 2015, in connection with his appointment to the Board, Mr. Young received options to purchase 200,000 shares of common stock. These options are designed to provide compensation over a three-year period.

2016 COMPENSATION OF DIRECTORS

Name	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
James F. Lynch	—	—	145,000	—	145,000
J. Patrick McIntyre	—	—	145,000	—	145,000
William A. Hasler	—	—	145,000	—	145,000
Richard S. Roberts	—	—	145,000	—	145,000
John Kneuer (2)	—	—	145,000	—	145,000
Kenneth M. Young	—	—	—	—	—

(1)
Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Note 14 to the Consolidated Financial Statements in our 2016 Annual Report on Form 10-K. The actual amount of compensation realized, if any, for option awards may differ from the amounts presented in the table. On May 16, 2016, Messrs. Lynch, McIntyre, Hasler, Roberts and Kneuer were each granted options to purchase 100,000 shares of common stock with a grant date fair value of $1.45. These options are subject to decreasing incremental risk of forfeiture until February 2018 based on continued service as a director. These options were designed to provide compensation over an approximate two-year period.

(2)
On February 27, 2017, Mr. Kneuer was granted additional options to purchase 100,000 shares of common stock with a grant date fair value of $0.91. These options vest in one-third increments beginning with the grant date through each anniversary of the grant date until February 2019. These options were designed to provide compensation for Mr. Kneuer's service as part of the Board of Directors' oversight responsibility with respect to the Company's petition to the Federal Communications Commission to use its licensed MSS spectrum to provide terrestrial wireless services.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (CD&A) should be read in conjunction with the compensation tables beginning on page 8. Our named executive officers for 2016 were:

•	James Monroe III, Chief Executive Officer
•	Rebecca S. Clary, Vice President and Chief Financial Officer
•	L. Barbee Ponder IV, General Counsel and Vice President Regulatory Affairs
•	David Kagan, President and Chief Operating Officer (until he ended his employment in March 2017)

Overview

 Our compensation program for executive officers is intended to:

•	provide each officer with a conservative base salary; and
•	create an incentive for retention and achievement of our long-term business goals using a sizeable, multi-year stock or option bonus program.

The Compensation Committee is responsible for evaluating the performance of, and reviewing and approving all compensation paid to, our executive officers, including those executive officers named on the Summary Compensation Table (the “named executive officers”).  To preserve the exemption from short swing liability under Section 16(b) of the Securities Exchange Act of 1934, the Board approves equity awards to all executive officers (including the named executive officers) and directors.

Results of 2014 Say-on-Pay Vote

In 2014 and 2017, we provided our stockholders with the opportunity to provide a non-binding advisory vote on executive compensation. At our 2017Annual Meeting, 84% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers. The Board determined after the 2011 Annual Meeting that it will hold an advisory vote on its named executive officer compensation every three years until the next vote on frequency, which occurred at the 2017 Annual Meeting of Stockholders.. The Board will continue the advisory vote on named executive compensation every three years.

Compensation Philosophy

Our goal is to create performance-based compensation that motivates management to increase stockholder value. Our current Chairman and Chief Executive Officer receives no cash compensation. We compensate our other senior executive officers with a conservative base salary and incentivize them to remain with us through stock awards and discretionary bonuses (which may be paid in cash or stock). The Compensation Committee has not independently reviewed peer group or other market data in setting base salaries or incentive compensation for senior executives. Because our compensation programs are limited, we do not have policies regarding the allocation of compensation between short and long-term or cash and non-cash.

We do not believe that our compensation policies or practices are reasonably likely to have a material effect on us, due in part to the structure of our compensation programs and risk mitigation provided by Board oversight of significant business decisions.

Elements of Compensation

The principal elements of our compensation for the named executive officers are base salary, discretionary bonus, and the opportunity to receive equity awards pursuant to the Amended and Restated 2006 Equity Incentive Plan.

Base Salaries.  We have established base salaries according to each named executive officer’s position, responsibilities and performance.  All executive officers are at-will employees.

Stock Grants. In 2016, the Committee granted restricted stock awards of 30,000 shares to each of Ms. Clary, Mr. Ponder and Mr. Kagan, as well as a restricted stock award of 100,000 shares to Ms. Clary. Each award vests over a three-year period and was designed to recognize performance and to encourage retention. The Committee also granted two restricted stock awards each of 250,000 shares to Mr. Ponder to recognize his performance with respect to the Company's petition to the Federal Communications Commission to use its licensed MSS spectrum to provide terrestrial wireless services. One of these awards vests over a three-year period and one vests upon modification of the Company's MSS license to use for terrestrial wireless services.

Additionally, in connection with his appointment in January 2016, Mr. Kagan received a restricted stock award grant of 30,000 shares that vests equally over a three-year period; stock options to purchase 250,000 shares that vest equally over a three-year period; and stock options to purchase 50,000 shares that vest upon Mr. Kagan's relocation to Covington, Louisiana.

See the 2016 Grants of Plan-Based Awards table for additional information.

Bonus Plan. The Company has an annual bonus plan designed to reward designated key employees' (including the named executive officers) efforts to exceed the Company's financial performance goals for the designated calendar year. The bonus pool available for distribution is determined based on the Company's adjusted EBITDA performance during that year. The bonus may be paid in cash or the Company's common stock, as determined by the Compensation Committee. The aggregate amount that could be distributed under the pool was $1.0 million if the Company's Adjusted EBITDA for the plan year was $22.4 million. For each 1% of Adjusted EBITDA above or below the plan year Adjusted EBITDA, adjustments are made to either increase or decrease the distribution. The Company's Adjusted EBITDA for plan year 2016 was $20.5 million, which resulted in a total bonus distribution of $0.8 million. Each participant's award is determined at the discretion of the Compensation Committee. The Company issued the shares in March 2017. Using the closing price of our common stock on the date of issuance, Ms. Clary, Mr. Ponder and Mr. Kagan received shares worth $58,500, $56,500, and $71,500, respectively. A similar plan is in place for 2017.

All Other Compensation. We contribute $0.50 for each $1.00 contributed to our 401(k) plan by all U.S. employees, up to 4% of the employee’s base salary.  We also provide limited perquisites to named executive officers consisting primarily of premiums for term life insurance policies.

We reimburse Thermo for third-party out-of-pocket expenses for transportation, lodging and meals incurred by Thermo employees, including Messrs. Monroe, Lynch and Roberts, in connection with their performing services for us. These reimbursements are reviewed and approved for payment by our Chief Financial Officer at least once a year.  During 2016, we incurred Thermo related expenses of approximately $146,000.

Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to our chief executive officer or any of our other three most-highly compensated executive officers, unless the compensation qualifies as “performance-based” pay under a plan approved by stockholders.  We may or may not design future compensation programs so that all compensation above $1 million will be performance-based to permit deductibility.

2016 Summary Compensation Table
The table below summarizes, for 2016, 2015 and 2014, the compensation of our current principal executive officer, principal financial officer and other executive officers required to be included under SEC rules (collectively referred to as the “named executive officers”). Information prior to 2016 is not provided for Mr. Kagan as he was not a Globalstar officer in those years.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
James Monroe III Chief Executive Officer	2016	—	—	—	—	—
	2015	—	—	—	—	—
	2014	—	—	—	—	—
Rebecca S. Clary Vice President and Chief Financial Officer	2016	228,900	359,300	—	4,499	592,699
	2015	211,327	54,350	—	4,002	269,679
	2014	161,866	399,000	156,610	2,861	720,337
L. Barbee Ponder IV General Counsel and Vice President of Regulatory Affairs	2016	223,907	1,457,300	—	4,675	1,685,882
	2015	341,269	65,601	—	4,476	411,346
	2014	211,792	419,747	61,422	3,891	696,852
David Kagan Former President and Chief Operating Officer	2016	279,808	133,600	192,000	5,128	610,536

(1)
Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Note 14 to the Consolidated Financial Statements in our 2016 Annual Report on Form 10-K. The actual amount of compensation realized, if any, for option awards may differ from the amounts presented in the table. See Footnote 1 to the Outstanding Equity Awards at 2016 Fiscal Year-End Table for a description of the terms of these awards.

(2)	Consists of matching contributions to 401(k) Plan and life insurance premiums.

Equity Compensation

The following table sets forth certain information with respect to each equity award and award opportunity issued to the named executive officers during 2016.  See “Compensation, Discussion and Analysis — Elements of Compensation” for an explanation of the terms of these awards.

2016 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock Or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
James Monroe III	—	—	—	—	—

Rebecca S. Clary	5/16/2016	100,000	—	—	275,000	(1)
	12/9/2016	30,000	—	—	25,800	(2)

L. Barbee Ponder IV	5/16/2016	250,000	—	—	687,500	(1)
	5/16/2016	250,000	—	—	687,500	(3)
	12/09/2016	30,000	—	—	25,800	(2)

David Kagan	1/13/2016	—	250,000	1.21	160,000	(4), (7)
	1/13/2016	—	50,000	1.21	32,000	(5)
	1/13/2016	30,000	—	—	36,300	(6), (7)
	12/9/2016	30,000	—	—	25,800	(2), (7)
Outstanding Equity Awards at 2016 Fiscal Year-End

(1)	Restricted Stock Award granted pursuant to our 2006 Equity Incentive Plan. The Company's stock price on the date of the grant was $2.75. Awards vest over a three-year period from the grant date.
(2)	Restricted Stock Award granted pursuant to our 2006 Equity Incentive Plan. The Company's stock price on the date of the grant was $0.86. Awards vest over a three-year period from the grant date.
(3)
Restricted Stock Award granted pursuant to our 2006 Equity Incentive Plan. The Company's stock price on the date of the grant was $2.75. Awards vest upon modification of the Company's MSS license to use for terrestrial wireless services.

(4)
Stock Option granted pursuant to our 2006 Equity Incentive Plan. Represents the value of options granted as calculated in accordance with the provisions of FASB ASC Topic 718, using the Black-Scholes value at grant date of $0.64. Pursuant to the terms of the grant, options will vest in equal installments over three years from the grant date.

(5)
Stock Option granted pursuant to our 2006 Equity Incentive Plan. Represents the value of options granted as calculated in accordance with the provisions of FASB ASC Topic 718, using the Black-Scholes value at grant date of $0.64. Pursuant to the terms of the grant, options were intended to vest upon Mr. Kagan's relocation to Covington, Louisiana. However, these options were forfeited upon Mr. Kagan's departure from the Company in March 2017.

(6)	Restricted Stock Award granted pursuant to our 2006 Equity Incentive Plan. The Company's stock price on the date of the grant was $1.21. Awards vest over a three-year period from the grant date.
(7)
Mr. Kagan's employment with the Company ended in March 2017. The Company has engaged Mr. Kagan as a consultant to perform certain duties required for a successful transition. Identified stock options and restricted stock awards will continue to vest according to the current vesting schedule through March 4, 2018. All unvested options and restricted stock awards will forfeit after March 4, 2018.

The following table reports, on an award-by-award basis, each outstanding equity award held by the named executive officers on December 31, 2016. We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2016.

	Option Awards					Stock Awards (1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
James Monroe III	11/14/2008	200,000	—	0.38	11/14/2018

Rebecca S. Clary	10/12/2010	15,000	—	1.66	10/12/2020	8/27/2014	34,000	53,720
	10/3/2011	75,000	—	0.38	10/3/2021	12/11/2015	20,001	31,602
	11/8/2011	25,000	—	0.61	11/8/2021	5/16/2016	100,000	158,000
	12/13/2013	40,000	—	1.97	12/13/2023	12/9/2016	30,000	47,400
	8/27/2014	26,400	13,600	3.99	8/27/2024
	12/12/2014	26,400	13,600	2.58	12/12/2024

L. Barbee Ponder IV	7/13/2010	50,000	—	1.64	7/13/2020	6/16/2014	34,000	53,720
	12/13/2013	40,000	—	1.97	12/13/2023	12/11/2015	20,001	31,602
	12/12/2014	26,400	13,600	2.58	12/12/2024	5/16/2016	250,000	395,000
						5/16/2016	250,000	395,000
						12/9/2016	30,000	47,400

David Kagan	1/13/2016	83,334	166,666	1.21	1/13/2026	1/13/2016	20,000	31,600
	1/13/2016	—	50,000	1.21	1/13/2026	12/9/2016	30,000	47,400

(1)
Market value for shares of unvested restricted stock and unearned equity-based incentive plan holdings is equal to the product of the closing market price of the Company’s stock at December 31, 2016 of $1.58 and the number of unvested restricted shares or units of stock or the number of unearned equity-based incentive plan awards, as applicable.

(2)
Awards are granted pursuant to our 2006 Equity Incentive Plan and generally vest over a three-year period from the date of grant. Refer to table above "2016 Grants of Plan-Based Awards" for vesting terms of all options and stock awards granted during 2016.

2016 Option Exercises and Stock Vested
The following table sets forth certain information regarding stock awards that vested during 2016 for the named executive officers. Our named executive officers did not exercise any options during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
James Monroe III	—	—	—	—

Rebecca S. Clary	—	—	33,000	47,850	(1)
	—	—	9,999	8,399	(2)

L. Barbee Ponder IV	—	—	33,000	38,610	(3)
	—	—	9,999	8,399	(2)
	—	—	6,466	5,431	(4)

David Kagan	—	—	10,000	8,400	(5)
Payments Upon Termination or Change In Control

(1)
Partial vesting of restricted stock award granted on August 27, 2014. Value realized upon vesting was based on a stock price of $1.45 on the first trading day after the vesting date of August 27, 2016 as the vesting date was not a trading day.

(2)
Partial vesting of restricted stock award granted on December 11, 2015. Value realized upon vesting was based on a stock price of $0.84 on the first trading day after the vesting date of December 11, 2016 as the vesting date was not a trading day.

(3)	Partial vesting of restricted stock award granted on June 16, 2014. Value realized upon vesting was based on a stock price of $1.17 on the vesting date of June 16, 2016.
(4)
Full vesting of restricted stock award granted on December 11, 2015. Value realized upon vesting was based on a stock price of $0.84 on the first trading day after the vesting date of December 11, 2016 as the vesting date was not a trading day.

(5)
Partial vesting of restricted stock award granted on January 13 2016. Value realized upon vesting was based on a stock price of $0.84 on the first trading day after the vesting date of December 11, 2016 as the vesting date was not a trading day.

Other than agreements with respect to compensation, we have not entered into employment agreements with our current executive officers, including the named executive officers.  Voluntary termination of employment or retirement would not result in any payments to the named executive officers beyond the amounts each would be entitled to receive under our retirement plan.  We pay life insurance premiums for all U.S.-based employees that will be paid (based on a multiple of salary) to the employee’s beneficiary upon death.

We also have a severance allowance applicable to all U.S.-based employees if an employee is terminated due to a reduction in workforce of ten or more positions and upon the employee’s execution of a release of claims.  Under this plan, the named executive officers would receive a lump sum payment equal to six to eight weeks' base salary.  Other severance, if any, is determined at the time of dismissal and is subject to negotiation.

Under our 2006 Equity Incentive Plan, if a participant dies, becomes disabled or is terminated for cause, unvested awards are forfeited.  For vested option awards, the participant or his survivor generally has 12 months to exercise.  If a participant is terminated for cause, all unexercised vested options also are forfeited.  If a change in control occurs, any unvested options or restricted shares outstanding would vest immediately.  A change in control occurs upon: (1) a person or group (other than us, an existing controlling stockholder, or a trustee for an employee benefit plan) acquiring beneficial ownership of 50% or more of the voting power in the election of directors; (2) upon merger or consolidation; (3) a sale of all or substantially all of our assets; or (4) the sale or exchange by the stockholders of more than 50% of our voting stock; provided however, that a change in control is not deemed to have occurred if the majority of the board of directors of the surviving company is comprised of our directors.  The Compensation Committee, in its discretion, also may take other actions to provide for the acceleration of the exercisability or vesting of other awards under the Plan prior to, upon or following a change in control.

The following table shows the amount of potential payments to the current named executive officers under the listed events, based on the assumption that the triggering event took place on December 31, 2016.

	Mr. Monroe	Ms. Clary		Mr. Ponder		Mr. Kagan
Death
Insurance proceeds	$-	$400,000		$389,104		$550,000
Termination – Reduction in Workforce
Severance	$-	$30,768		$29,931		$31,731
Change in Control
Immediate Vesting of Unvested Restricted Stock Awards	$-	$290,722		$922,722		$79,000
Immediate Vesting of Unvested Stock Options	$-	$-	(1)	$-	(1)	$80,166

(1)	Values for each of Ms. Clary and Mr. Ponder reflected as $0 in the table above as all unvested stock options as of December 31, 2016 were out of the money.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2016 regarding the number of shares of Common Stock that may be issued under our equity compensation plans.

					Number of securities remaining available for future issuance under Equity compensation plans (excluding securities reflected in column (a))
	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights
			Weighted-average exercise price of outstanding options, warrants and rights

Plan category
Equity compensation plans approved by security holders	11,251,437	(1)	$1.43	(2)	18,723,981	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	11,251,437	(1)	$1.43	(2)	18,723,981	(3)

(1)	Consists of unvested restricted stock awards, unvested restricted stock units and unexercised stock options.
(2)	Restricted stock awards and restricted stock units do not have an exercise price; therefore, this only reflects the weighted-average exercise price of stock options.
(3)	Consists of remaining shares of common stock available under the Amended and Restated 2006 Equity Incentive Plan at December 31, 2016. Also includes shares issuable under our ESPP.

 Householding

Under SEC rules, only one information statement need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us.  Brokers with accountholders who are our stockholders may be householding these materials.  Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate information statements, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at investorrelations@globalstar.com or Globalstar, Inc., Attention: Investor Relations, 300 Holiday Square Blvd., Covington, Louisiana 70433.

Incorporation of Certain Documents by Reference

The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 001-33117):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 23, 2017;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 18, 2017 and for the quarter ended June 30, 2017 filed with the SEC on August 3, 2017;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2017;

•	Our Current Reports on Form 8-K filed with the SEC on May 18, 2017, July 7, 2017 and August 25, 2017; and

•
The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on October 30, 2006, including any amendments thereto or reports filed for the purpose of updating this information.

We also incorporate by reference into this prospectus supplement all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

Our SEC filings are available at our website www.globalstar.com. The documents available on, and the contents of, our website are not incorporated by reference into this information statement. You can request a copy of these filings, at no cost, by writing or emailing us at the following addresses:

Globalstar, Inc.
Attention: Investor Relations
300 Holiday Boulevard
Covington, Louisiana 70433
Email: investorrelations@globalstar.com

You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for information on the public reference room.  The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Globalstar) file electronically with the SEC.  Our electronic SEC filings are available to the public at the SEC’s internet site, www.sec.gov.